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                                                                                                           Exhibit 12 (b)

                                 GENERAL ELECTRIC CAPITAL CORPORATION
                                     AND CONSOLIDATED AFFILIATES

                             Computation of Ratio of Earnings to Combined
                             Fixed Charges and Preferred Stock Dividends


                                                                        Years ended December 31
                                                    -----------------------------------------------------------------
 (In millions)                                         2001          2000         1999         1998          1997
                                                    ------------  -----------  ------------ ------------  -----------
 Net earnings ....................................   $  5,902      $  4,289     $  4,208     $  3,374      $  2,729
 Provision for income taxes ......................      1,734         1,555        1,553        1,185           997
 Minority interest ...............................         84            86           68           49            40
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
  interest .......................................      7,720         5,930        5,829        4,608         3,766
                                                    ------------  -----------  ------------ ------------  -----------
 Fixed charges:
   Interest ......................................     10,261        10,763        9,183        8,772         7,440
   One-third of rentals ..........................        324           381          345          289           240
                                                    ------------  -----------  ------------ ------------  -----------
 Total fixed charges .............................     10,585        11,144        9,528        9,061         7,680
 Less interest capitalized, net of amortization ..        (88)         (121)         (87)         (88)          (52)
                                                    ------------  -----------  ------------ ------------  -----------
 Earnings before income taxes and minority
  interest plus fixed charges ....................   $ 18,217      $ 16,953     $ 15,270     $ 13,581      $ 11,394
                                                    ============  ===========  ============ ============  ===========
 Preferred stock dividend requirements ...........   $     80      $    126     $    115     $     97      $     78
 Ratio of earnings before provision for income
  taxes to net earnings ..........................       1.29          1.36         1.37         1.35          1.37
                                                    ------------  -----------  ------------ ------------  -----------
 Preferred stock dividend factor on pre-tax basis         103           171          157          131           107
 Fixed charges ...................................     10,585        11,144        9,528        9,061         7,680
                                                    ------------  -----------  ------------ ------------  -----------
 Total fixed charges and preferred stock dividend
  requirements ...................................   $ 10,688      $ 11,315     $  9,685     $  9,192      $  7,787
                                                    ============  ===========  ============ ============  ===========
 Ratio of earnings to combined fixed charges and
  preferred stock dividends ......................       1.70          1.50         1.58         1.48          1.46
                                                    ============  ===========  ============ ============  ===========
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